Mail Stop 6010

      November 3, 2005




Mr. Michael Prince
Chief Executive Officer
Signature Eyewear, Inc.
498 North Oak Street
Inglewood, California  90302

	Re:	Signature Eyewear, Inc.
		Form 10-K for the Year Ended October 31, 2004
Forms 10-Q for the Quarter Ended January 31, 2005, April 30, 2005, and
	July 31, 2005
      File No. 000-23001

Dear Mr. Prince:

	We have completed our review of your Form 10-K and do not, at this time, have any further comments.

	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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